Exhibit 10.1

April 7, 2010

Mr. James Dyke
31 Beech Tree Lane
Monroe, CT  06468

Dear Jim:

I am really excited and anxious to have you join our Psychemedics team.  We have a tremendous opportunity for growing our business and truly making a difference.  Your talents will make a significant contribution towards achieving our objectives and, in so doing, achieving your own personal objectives— and we’ll all have a lot of fun achieving both!

Please accept the following as a formal offer:

•
You will be Vice President- Sales, an Officer of our company and a key member of our management team.  You will be responsible for all sales activities including developing and implementing our sales plans and strategies; managing, recruiting and training our sales team; and establishing high level relationships with our clients and prospects.  Your primary objective will be to accelerate our sales growth.  You will also work directly with me and other members of our management team in developing the direction, plans and strategies for growing our company.  This position will allow you to use the full range of your sales, management and people skills, and your creative talents.

•	Your base salary will be $215,000 annually.
•	You will be eligible for incentive compensation based on achieving a number of levels of new business according to the attached schedule. Incentive compensation will be paid out on a quarterly basis.

•	You will be provided an initial grant of 7500 Restricted Stock Units (RSUs) which will be governed by our 2006 Equity Incentive Plan. These RSUs vest over 4 years beginning 1 year hence.
•	You will also participate in and be eligible for annual equity awards as a member of our management team in the following years of your employment.
•	We will guarantee salary for the first 12 months unless, of course, you leave voluntarily or the company would terminate your employment “for cause” as defined in the Change of Control Agreement.
•
You will be granted a Change of Control Agreement that is the same as that in effect for the other Vice Presidents providing for one year’s severance in the event of termination, except “for cause”, after a change of control.  These severance payments would not be payable for any month in which you received severance under the preceding bullet.

•	You will be enrolled in our medical, dental, life and long-term disability, and 401K programs.
•
Any moving expenses, should they be required in the future, will include: the physical moving of your furniture, etc, house-hunting trips and temporary interim housing will be covered per our discussion.  Real estate commissions are not covered in this agreement.

•	You will be granted 4 weeks vacation.

As you know, this offer is contingent upon passing our own drug test and signing our non-compete agreement.

Jim, I am extremely excited about having you on our team from both a professional and personal point-of-view.  I look forward to working with you as we grow our exciting business.

Best regards,	Agreed,

/s/ Ray Kubacki	/s/ James Dyke